Exhibit 3.91.1

CERTIFICATE OF CONVERSION

TO

LIMITED LIABILITY COMPANY

OF

HIC HOLDINGS CORPORATION

TO

HIC HOLDINGS LLC

This Certificate of Conversion to Limited Liability Company, dated as of November 19, 2015, has been duly executed and is being filed by HIC Holdings Corporation, a Delaware corporation (the “Corporation”), to convert the Corporation to HIC Holdings LLC, a Delaware limited liability company (the “LLC”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on November 30, 1981, in the State of Delaware, and was incorporated in the State of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

2. The name and type of entity of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was:

Name	Type of Entity
HIC Holdings Corporation	Corporation

3. The name of the LLC to which the Corporation shall be converted as set forth in its certificate of formation is HIC Holdings LLC.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first-above written.

HIC HOLDINGS CORPORATION

By:	/s/ Owen Wilcox
	Name:	Owen Wilcox
	Title:	Assistant Secretary